    Exhibit 10.4

Award Date: July 29, 2019

RESTRICTED STOCK UNIT AWARD AGREEMENT (RETENTION)
GRANTED UNDER THE LOCKHEED MARTIN CORPORATION
2011 INCENTIVE PERFORMANCE AWARD PLAN

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING
SECURITIES THAT HAVE BEEN REGISTERED UNDER THE
SECURITIES ACT OF 1933

This Award Agreement applies to the Restricted Stock Units (“RSUs”) granted by Lockheed Martin Corporation to you as of the Award Date (defined above) under the Lockheed Martin Corporation 2011 Incentive Performance Award Plan, as amended and restated (“Plan”). The term Restricted Stock Unit or RSU as used in this Award Agreement refers only to the Restricted Stock Units awarded to you under this Award Agreement. References to the “Corporation” include Lockheed Martin Corporation and its Subsidiaries.

Each RSU entitles you, upon satisfaction of the continuous employment and other requirements set forth in this Award Agreement and the Plan, to receive from the Corporation: (i) one (1) share of the Corporation’s common stock, par value $1.00 per share (“Stock”); and (ii) a cash payment equal to the sum of any cash dividends paid to stockholders of the Corporation during the Restricted Period (as defined below), each in accordance with the terms of this Award Agreement, the Plan, and any rules and procedures adopted by the Management Development and Compensation Committee (“Committee”) of the Board of Directors.

This Award Agreement sets forth some of the terms and conditions of your Award under the Plan, as determined by the Committee. Additional terms and conditions, including tax information, are contained in the Plan and in the Prospectus relating to the Plan of which the Plan and this Award Agreement are a part. In the event of a conflict between this Award Agreement and the Plan, the Plan document will control. The number of RSUs applicable to your Award are set forth in the electronic stock plan award recordkeeping system (“Stock Plan System”) maintained by the Corporation or its designee at http://www.stockplanconnect.com. The Prospectus is also available at this website.

Except as described in Section 9, your Award is not effective or enforceable until you properly acknowledge your acceptance of the Award by completing the electronic receipt on the Stock Plan System as soon as possible but in no event later than August 31, 2019. Except as described in Section 9, if you do not properly acknowledge your acceptance of this Award Agreement on or before August 31, 2019, this Award will be forfeited.

Award Date: July 29, 2019

Assuming prompt and proper acknowledgement of your acceptance of this Award Agreement as described above and in Section 9, this Award will be effective as of the Award Date.

1.	CONSIDERATION FOR AWARD

The consideration for the RSUs is your continued service to the Corporation as an Employee during the Restricted Period set forth below. If you do not continue to perform services for the Corporation as an Employee during the entire Restricted Period, as set forth under “RESTRICTED PERIOD, FORFEITURE,” your Award will be forfeited in whole or in part.

2.	RIGHTS OF OWNERSHIP, RESTRICTIONS ON TRANSFER

During the Restricted Period, your RSUs will be subject to forfeiture. Until the Restricted Period ends with respect to a particular RSU and a share of Stock is delivered to you, you generally will not have the rights and privileges of a stockholder. In particular, you will not have the right to vote your RSUs on any matter put to the stockholders of the Corporation; you may not sell, transfer, assign, pledge, use as collateral or otherwise dispose of or encumber RSUs; and you will not have the right to receive any dividends paid to stockholders or dividend equivalents on the RSUs.

Upon expiration or termination of the Restricted Period with respect to your RSUs, and subject to the forfeiture provisions set forth below, each RSU for which the restrictions have lapsed will be exchanged for a certificate (either in paper or book entry form) evidencing one (1) share of Stock issued in your name and an amount equal to the cash dividends that would have been paid to you had you owned such share from the Award Date until the expiration or termination of the Restricted Period (“Deferred Dividend Equivalents” or “DDEs”). Your shares and the cash payment for the DDEs will be delivered to you as soon as practicable, but not later than sixty (60) days after the expiration or termination of the Restricted Period, and in no event later than the March 15 following the expiration or termination of the Restricted Period (or, for taxpayers in Canada or as otherwise required by local country law, in no event later than the December 31 following the expiration or termination of such Restricted Period).

The certificates delivered to you may contain any legend the Corporation determines is appropriate under the securities laws.

You are responsible for payment of all Taxes imposed on you as a result of the Award. The Corporation will comply with all applicable U.S. Tax withholding requirements applicable to the RSUs, the DDEs, and associated Stock. Please see the prospectus for the Plan for a discussion of certain material U.S. Tax consequences of the Award. Any withholding Tax on shares of Stock (and associated DDEs) deliverable to you may be satisfied by means of the Corporation’s reducing the number of shares of Stock (and associated DDEs) deliverable to you in respect of a vested Award. If you are an Insider at the time of income tax withholding, the Corporation will base withholding on the highest individual tax rate. If you are not an Insider at the time of income tax withholding, the Corporation will base withholding on the highest individual tax rate, unless you elect otherwise in accordance with procedures established by the Corporation during an election window offered by the Corporation. If you elect a lower tax rate for withholding, then you may owe additional taxes as a result of the payment of the Award.

If any Tax withholding is required with respect to any Award (including with respect to associated DDEs) during the Restricted Period, the Corporation generally shall accelerate vesting

Award Date: July 29, 2019

on a number of shares of Stock and/or DDEs with a value equal to the Tax withholding obligation and the vested shares of Stock and/or vested DDEs will be used to satisfy the Tax withholding obligation. Your Award will be reduced by the number of shares of Stock and/or DDEs that are accelerated pursuant to the prior sentence.

The Corporation shall also have the right to (i) offset any other obligation of the Corporation to you (including but not limited to, by withholding from your salary) by an amount sufficient to satisfy the Tax withholding obligation, or (ii) require you (or your estate) to pay the Corporation an amount equal to the Tax withholding obligation.

If you are a taxpayer in a country other than the U.S., you agree to make appropriate arrangements with the Corporation or its subsidiaries for the satisfaction of all income and employment tax withholding requirements, as well as social insurance contributions applicable to the RSUs, the DDEs, and associated Stock. Please see the tax summary for your country on the Stock Plan System at http://www.stockplanconnect.com. If you are a taxpayer in a country other than the U.S., you represent that you will consult with your own tax advisors in connection with this Award and that you are not relying on the Corporation for any tax advice.

If a payment under this Award constitutes nonqualified deferred compensation under Section 409A of the Code, no payment due upon termination of employment shall be made unless the termination of employment is a “separation from service” as defined in Section 409A of the Code and accompanying regulations. In the event Code section 409A(a)(2)(B)(i) applies because you are a specified employee receiving a distribution on account of a termination of employment, delivery of Stock and the DDEs may be delayed for six months from such date. Similarly, if you are an Insider subject to the reporting provisions of Section 16(a) of the Securities Exchange Act of 1934 (“Exchange Act”), delivery of Stock following the expiration of the Restricted Period for any reason may be delayed for six months. For example, if the delivery of the Stock would result in a nonexempt short-swing transaction under Section 16(b) of the Exchange Act, delivery will be delayed until the earliest date upon which the delivery either would not result in a nonexempt short-swing transaction or would otherwise not result in liability under Section 16(b) of the Exchange Act.

After the Stock is delivered to you, you will enjoy all of the rights and privileges associated with ownership of the shares, including the right to vote on any matter put to stockholder vote, to receive dividends, and to encumber, sell or otherwise transfer the shares. You should note, however, that, while the shares would thus be free of the restrictions imposed during the Restricted Period, your ability to sell or pledge the shares may be limited under the federal securities laws or corporate policy.

In the event of your death, the Stock and cash payment for the DDEs in respect of your RSUs will be transferred to your estate.

3.	RESTRICTED PERIOD, FORFEITURE

The vesting of the RSUs awarded under this Award Agreement along with the DDEs is subject to your acceptance of this Award Agreement as described in Section 9 by August 31, 2019, and your continuous employment with the Corporation from the Award Date until the third anniversary of the Award Date (the “Restricted Period”). All of your RSUs will be forfeited and all of your rights to the RSUs and to receive Stock for your RSUs and to receive cash payment for

Award Date: July 29, 2019

the DDEs will cease without further obligation on the part of the Corporation unless (i) you personally accept this Award Agreement as provided below in Section 9 by August 31, 2019, and (ii) you provide services to the Corporation as an Employee of the Corporation throughout the entire Restricted Period. The Restricted Period begins on the Award Date and terminates on the third anniversary of the Award Date, subject only to the specific exceptions provided below.

4.	DEATH AND DISABILITY

Your RSUs and the DDEs will immediately vest and no longer be subject to the continuing employment requirement if:

(a)    you die while still employed by the Corporation; or

(b)    you terminate employment as a result of your total disability. Your employment will be treated as terminating because of a total disability on the date you commence receiving a benefit under the Corporation’s long-term disability plan in which you participate (or, if you are not enrolled in the Corporation’s long-term disability plan, on the date on which long-term disability benefits would have commenced under the plan under which you would have been covered, had you enrolled, using the standards set forth in that plan).
The vested RSUs will be exchanged for shares of Stock and the DDEs will be paid in cash as soon as practicable, but no later than sixty (60) days after the date of your termination of employment on account of death or total disability, and in no event later than the March 15 next following the year in which such termination occurs.

Except as otherwise determined by the Corporation in its discretion in accordance with Section 9, in the event that you die and have not properly acknowledged acceptance of the Award prior to your death (or by August 31, 2019, whichever comes first), you will forfeit all of your RSUs granted hereunder and all of your rights to the RSUs and to receive Stock for your RSUs and the DDEs will cease without further obligation on the part of the Corporation.

5.	RETIREMENT, RESIGNATION OR TERMINATION WITH OR WITHOUT CAUSE

If you retire, resign or your employment otherwise terminates before the third anniversary of the Award Date, other than on account of death, disability, Divestiture (as described below) or Change in Control (as described below), whether voluntarily (including pursuant to a voluntary separation or layoff window program) or involuntarily by action of the Corporation and in the latter case whether with or without Cause, you will forfeit your RSUs and the related DDEs on the date of your termination.

6.	DIVESTITURE

In the event of a Divestiture (as defined below) of all or substantially all of a business operation of the Corporation and such Divestiture results in the termination of your employment with the Corporation or its subsidiaries, and the transfer of such employment to the other party to the Divestiture or the entity resulting from the Divestiture (or its affiliate), then the Committee may arrange for such other party, or entity to assume or continue your RSUs or substitute equivalent restricted securities for your RSUs, with the same terms and conditions that apply to your RSUs pursuant to this Award Agreement, and the remainder of this Section 6 shall not apply.

Award Date: July 29, 2019

If (i) such assumption, continuance or substitution of your RSUs does not occur, (ii) the Divestiture results in the termination of your employment with the Corporation or its subsidiaries, and (iii) your employment transfers to the other party to the Divestiture or the entity resulting from the Divestiture (or its affiliate), then the following rules will apply:

(a)    Pro Rata Vesting. You shall be eligible to receive a fraction of your RSUs and the associated DDEs with respect to such fraction. The numerator of such fraction shall equal the number of days in the Restricted Period before your employment as an Employee terminated due to the Divestiture and ending on the date your employment terminated due to Divestiture, and the denominator shall equal the total number of days in the Restricted Period. Fractional shares shall be rounded up to the next whole share.

(b)    No Further Rights. The Committee shall have complete and absolute discretion to make the determinations called for under this Section 6, and all such determinations shall be binding on you and on any person who claims all or any part of your RSUs and associated DDEs on your behalf as well as on the Corporation. If you terminate employment during the Restricted Period due to Divestiture but are eligible to receive a portion of your RSUs and associated DDEs as a result of this Section 6, payment of such portion of your RSUs and associated DDEs shall be in full satisfaction of all rights you have under this Award Agreement and you will receive shares of Stock in exchange for RSUs and the cash payment for the DDEs as soon as practicable, but no later than sixty (60) days after your termination of employment with the Corporation.

For the purposes of this Section 6, the term “Divestiture” shall mean a transaction that results in the transfer of control of the business operation divested to any person, corporation, association, partnership, joint venture, limited liability company or other business entity of which less than 50% of the voting stock or other equity interests (in the case of entities other than corporations), is owned or controlled directly or indirectly by the Corporation, by one or more of the Corporation’s subsidiaries or by a combination thereof.

7.	CHANGE IN CONTROL DURING THE RESTRICTED PERIOD

In the event of a consummation of a Change in Control during the Restricted Period, the number of RSUs subject to this Award and associated DDEs will become vested (i) on the effective date of the Change in Control if the RSUs are not assumed, continued, or equivalent restricted securities are not substituted for the RSUs by the Corporation or its successor, or (ii) if the RSUs are assumed, continued or substituted by the Corporation or its successor, on the effective date of your involuntary termination by the Corporation or its successor other than for Cause (as defined herein, not including death or Total Disability) or your voluntary termination with Good Reason (as defined herein), in either case, within the 24-month period following the consummation of the Change in Control.

In the event the RSUs and associated DDEs vest in accordance with this Section 7 (whether immediately following the Change in Control or following your termination), the shares of Stock or equivalent substituted securities in which you have become vested and the associated DDEs (less any Tax withholding) shall be delivered to you within 14 days of the date on which you become vested.

(a)	“Cause” shall mean either of the following:

Award Date: July 29, 2019

(i)	Conviction for an act of fraud, embezzlement, theft or other act constituting a felony (other than traffic-related offenses or as a result of vicarious liability); or

(ii)
Willful misconduct that is materially injurious to the Corporation’s financial position, operating results or reputation; provided, however that no act or failure to act shall be considered “willful” unless done, or omitted to be done, by you (a) in bad faith; (b) for the purpose of receiving an actual improper personal benefit in the form of money, property or services; or (c) in circumstances where you had reasonable cause to believe that the act, omission, or failure to act was unlawful.

(b)	“Good Reason” shall mean, without your express written consent, the occurrence of any one or more of the following after the Change in Control:

(i)	A material and substantial reduction in the nature or status of your authority or responsibilities;

(ii)	A material reduction in your annualized rate of base salary;

(iii)
A material reduction in the aggregate value of your level of participation in any short or long term incentive cash compensation plan, employee benefit or retirement plan or compensation practices, arrangements, or policies;

(iv)	A material reduction in the aggregate level of participation in equity-based incentive compensation plans; or

(v)	Your principal place of employment is relocated to a location that is greater than 50 miles from your principal place of employment on the date the Change in Control is consummated.

Your continued employment following an event that would constitute a basis for voluntary termination with Good Reason shall not constitute Good Reason if you consent to, or waive your rights with respect to, any circumstances constituting Good Reason. In addition, the occurrence of an event described in (i) through (v) shall constitute the basis for voluntary termination for Good Reason only if you provide written notice of your intent to terminate employment within 90 days of the first occurrence of such event and the Corporation has had at least 30 days from the date on which such notice is provided to cure such occurrence. If you do not terminate employment for Good Reason within 180 days after the first occurrence of the applicable grounds, then you will be deemed to have waived your right to terminate for Good Reason with respect to such grounds.

8.	AMENDMENT AND TERMINATION OF PLAN OR AWARDS

As provided in Section 9 of the Plan, subject to certain limitations contained within Section 9, the Board of Directors may at any time amend, suspend or discontinue the Plan and the Committee may at any time alter or amend this Award Agreement. Notwithstanding Section 9 of the Plan, no such amendment, suspension or discontinuance of the Plan or alteration or amendment of Award Agreements will, except with your express written consent, adversely affect your rights

Award Date: July 29, 2019

under this Award Agreement. This Award Agreement shall not be amended or interpreted in a manner that is reasonably believed to result in the imposition of Tax under Code section 409A.

9.	ACCEPTANCE OF AWARD AGREEMENT; ELECTRONIC DELIVERY

No Award is enforceable until you properly acknowledge your acceptance of this Award Agreement by completing the electronic receipt on the Stock Plan System as soon as possible but in no event later than August 31, 2019. Acceptance of this Award Agreement must be made only by you personally or by a person acting pursuant to a power of attorney in the event of your inability to acknowledge your acceptance due to your disability or deployment in the Armed Forces (and not by your estate, your spouse or any other person) and constitutes your consent to any action taken under the Plan consistent with its terms with respect to this Award. Notwithstanding the foregoing, this Award will be enforceable and deemed accepted, and will not be forfeited, if you are unable to accept this Award Agreement personally by August 31, 2019, due to your death, disability, incapacity, deployment in the Armed Forces, or similar unforeseen circumstance as determined by the Corporation in its discretion. If you desire to accept this Award, you must acknowledge your acceptance and receipt of this Award Agreement electronically on or before August 31, 2019, by going to the Stock Plan System at http://www.stockplanconnect.com.

Assuming prompt and proper acknowledgment of this Award Agreement as described above, this Award will be effective as of the Award Date.

By accepting this Award Agreement, you consent to receive copies of the Prospectus applicable to this Award from the Stock Plan System (http://www.stockplanconnect.com) as well as to electronic delivery of the Corporation’s annual report on Form 10-K, annual proxy and quarterly reports on Form 10-Q. This consent can only be withdrawn by written notice to the Vice President of Compensation and Performance Management at Lockheed Martin Corporation, Mail Point 126, 6801 Rockledge Drive, Bethesda, MD 20817. The Corporation will deliver any documents related to RSUs awarded under the Plan or future RSUs that may be awarded under the Plan through the Stock Plan System. The Corporation will request your consent to participate in the Plan through the Stock Plan System. You hereby consent to receive such documents and agree to participate in the Plan through the Stock Plan System.

Except as described above, if you do not personally acknowledge your acceptance of this Award Agreement on or before August 31, 2019, this Award will be forfeited as noted above.

10.	DATA PRIVACY CONSENT FOR EMPLOYEES LOCATED OUTSIDE OF THE UNITED STATES

To the extent recognized under applicable law, if you are located outside of the United States, then by accepting this Award Agreement as described in Section 9, you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your Personal Data (defined below) as described in this Award Agreement by and among the Corporation for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that the Corporation collects, holds, uses, and processes certain information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality,

Award Date: July 29, 2019

job title, any shares or directorships held in the Corporation, details of all awards or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Personal Data”). The Corporation acts as the controller/owner of this Personal Data, and processes this Personal Data for purposes of implementing, administering, and managing the Plan. The Corporation protects the Personal Data that it receives in the United States from the European Union in accordance with the EU-U.S. Privacy Shield. You can obtain further information about Privacy Shield in the Corporation's European Employee Privacy Notice, which can currently be accessed through the Corporation's Cross Function Procedure CRX-017.
You understand that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different, including less stringent, data privacy laws and protections than your country. You may request a list with the names and addresses of any third-party recipients of the Personal Data at any time by contacting your local human resources representative. Where disclosing Personal Data to these third parties, the Corporation provides appropriate safeguards for protecting the transfer of your Personal Data, such as establishing standard data protection clauses with the third parties as adopted by the European Commission. You may request a copy of, or information about, such safeguards by contacting your local human resources representative. You recognize that the Corporation and any other possible recipients including any present or future third-party recipients must receive, possess, use, retain and transfer your Personal Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom the Corporation may elect to administer the settlement of any award. You understand that Personal Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan and comply with applicable legal requirements.

To the extent provided by your local law, you may, at any time, have the right to request: access to your Personal Data, rectification of your Personal Data, erasure of your Personal Data, restriction of processing of your Personal Data, portability of your Personal Data and information about the storage and processing of your Personal Data. You may also have the right to object, on grounds related to a particular situation, to the processing of your Personal Data, as well as to refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

11.	EMPLOYEE ACKNOWLEDGEMENT

You acknowledge and agree as follows:

(a)the Plan is discretionary in nature and that the Committee may amend, suspend, or terminate it at any time;

(b)the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of any RSUs, or benefits in lieu of any RSUs even if RSUs have been granted repeatedly in the past;

Award Date: July 29, 2019

(c)all determinations with respect to such future RSUs, if any, including but not limited to the times when RSUs shall be granted or when RSUs shall vest, will be at the sole discretion of the Committee or its delegate;

(d)your participation in the Plan is voluntary;

(e)the value of the RSUs is an extraordinary item of compensation, which is outside the scope of your employment contract (if any), except as may otherwise be explicitly provided in your employment contract;

(f)the RSUs are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating termination, severance, resignation, redundancy, end of service, or similar payments, or bonuses, long-service awards, pension or retirement benefits;

(g)the RSUs shall expire upon termination of your employment for any reason except as may otherwise be explicitly provided in the Plan and this Award Agreement;

(h)the future value of the shares is unknown and cannot be predicted with certainty;

(i)no claim or entitlement to compensation or damages arises from the termination of the RSUs or diminution in value of the RSUs or Stock and you irrevocably release the Corporation and your employer from any such claim that may arise; and

(j)if I am a resident of Turkey, that the offer of this Award has been made by the Corporation to you personally in connection with your existing relationship with the Corporation or one or more of its affiliates, subsidiaries and/or related companies, and further, that the Award, the related shares of the Stock and the related offer thereof are not subject to regulation by any securities regulator in Turkey, or otherwise outside of the U.S.

12.	MISCELLANEOUS

If you are on leave of absence, for the purposes of the Plan, you will be considered to still be in the employ of the Corporation unless otherwise provided in an agreement between you and the Corporation.

Nothing contained in this Award Agreement shall confer upon you any right of continued employment by the Corporation or guarantee that any future awards will be made to you under the Plan. In addition, nothing in this Award Agreement limits in any way the right of the Corporation to terminate your employment at any time. Neither the value of the RSUs awarded to you nor the DDEs will be taken into account for other benefits offered by the Corporation, including but not limited to pension benefits. Notwithstanding any other provision of this Award Agreement to the contrary, no Stock will be issued to you pursuant to this Award Agreement within six months from the Award Date.

Transactions involving Stock delivered under this Award Agreement are subject to the securities laws and CPS 722 (a copy of which has been made available to you). Among other things, CPS 722 prohibits employees of the Corporation from engaging in transactions that violate securities laws or involve hedging or pledging stock. Insiders are subject to additional restrictions.

Award Date: July 29, 2019

The Corporation recommends that Insiders consult with the Senior Vice President, General Counsel and Corporate Secretary or her staff before entering into any transactions involving Stock or RSUs.

You have no rights as a stockholder to any securities covered by this Award Agreement until the date on which you become the holder of record of such securities. Capitalized terms used, but not defined herein, shall have the meanings ascribed to them in the Plan.